Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of June 25, 2018 (the “Effective Date”) between YETI Coolers, LLC, a Delaware limited liability company (the “Company”), and Paul Carbone (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration (including an equity compensation grant to be made following the date of this Agreement), the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Certain Definitions.  Certain words or phrases used herein with initial capital letters shall have the meanings set forth in paragraph 8 hereof.

2.                                      Employment.  The Company shall employ Executive, and Executive accepts such employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 5 hereof (the “Employment Period”).  Notwithstanding anything in this Agreement to the contrary, Executive will be an at-will employee of the Company and Executive or the Company may terminate Executive’s employment with the Company for any reason or no reason at any time.

3.                                      Position and Duties.

(a)                                 During the Employment Period, Executive shall serve as the Chief Financial Officer of the Company and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the Chief Executive Officer of the Company (the “CEO”) to expand or limit such duties, responsibilities and authority, either generally or in specific instances.

(b)                                 During the Employment Period, Executive shall report to the CEO.

(c)                                  During the Employment Period, Executive shall devote Executive’s best efforts and Executive’s full business time and attention (except for permitted paid time off periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, its subsidiaries and affiliates; provided, however, that Executive may engage in charitable and civic activities so long as such activities do not compete with the Company’s Business or materially interfere, individually or in the aggregate, with the performance of his duties hereunder.

(d)                                 Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.

(e)                                  During the Employment Period, Executive shall perform Executive’s duties and responsibilities principally in the Austin, Texas area; provided, however, that Executive acknowledges that he may be required to engage in travel in connection with the performance of his duties hereunder.

4.                                      Compensation and Benefits.

(a)                                 Salary.  The Company agrees to pay Executive a salary during the Employment Period in installments based on the Company’s practices as may be in effect from time to time.  Executive’s initial salary shall be at the rate of $500,000 per year (the “Base Salary”).  With respect to the 2018 calendar year, Executive’s Base Salary will be prorated for the period Executive was employed by the Company as a percentage of the entire year. The Board of Directors of YETI Holdings, Inc. (the “Board”) shall review Executive’s salary annually commencing in 2019 and may, in its sole discretion, increase it.

(b)                                 Annual Bonus.

(i)                                     2018 Bonus.  During the Employment Period, with respect to the 2018 calendar year, Executive will be eligible to receive a cash bonus with a target amount equal to 75% of Executive’s Base Salary paid since the Effective Date, subject to and contingent upon the achievement of individual and corporate performance objectives to be determined by the Board or the CEO.  Notwithstanding the foregoing, any annual bonus earned with respect to the 2018 calendar year shall be capped at 150% of Executive’s Base Salary paid since the Effective Date.  With respect to the 2018 calendar year, Executive’s bonus will be prorated for the period Executive was employed by the Company as a percentage of the entire year.

(ii)                                  Post-2018 Bonuses. With respect to each calendar year during the Employment Period commencing on or after January 1, 2019, Executive will be eligible to receive an annual cash bonus as determined by the Board based on a number of factors, including individual and corporate performance and other relevant considerations.

(iii)                               Payment of Bonuses.  Annual bonuses, including with respect to the 2018 calendar year, will be calculated on a sliding scale, with ranges above and below target, consistent with bonus calculations prepared by the Company’s management and provided to Executive during the applicable calendar year.  Any such bonus will be paid by the later to occur of (x) March 15 of the year following the year to which it relates and (y) the date on which the final audit report with respect to such fiscal year is delivered to the Board.  Executive will be required to be employed by the Company on December 31 of the calendar year to which the bonus relates in order to be eligible to receive the applicable bonus under this subparagraph 4(b).

(c)                                  Paid Time Off.  During the Employment Period, Executive shall be entitled to twenty (20) days of paid time off during each calendar year. Any accrued paid time off that is not used in the calendar year in which it is earned will be eligible to be carried forward to, or otherwise used in, any subsequent calendar year, provided that Executive shall not be allowed to accrue paid time off in excess of twenty (20) days at any one time.

(d)                                 Holidays.  During the Employment Period, Executive shall be entitled to holidays consistent with the Company’s current policy, which may be amended from time to time.

(e)                                  Standard Benefits Package.  Executive shall be entitled during the Employment Period to participate, on the same basis as other employees of the Company, in the Company’s Standard Benefits Package.  The Company’s “Standard Benefits Package” means those benefits (including insurance and other benefits, but excluding, except as hereinafter provided in subparagraph 6(b), any severance pay program or policy of the Company) for which substantially all of the employees of the Company are from time to time generally eligible, as determined from time to time by the Board.

(f)                                   Relocation and Temporary Housing Expenses Reimbursement.  The Company shall advance Executive an amount equal to $150,000 (subject to any applicable tax and other required withholding) on the first regular payroll date immediately following the Effective Date to reimburse Executive for Executive’s expenses related to Executive’s relocation and temporary housing (including moving expenses, travel costs for Executive and his family to Austin, Texas area, and other incidental expenses).  In the event that Executive’s Employment terminates due to a Termination for Cause or a Voluntary Termination, then, within five (5) days following such termination, (i) if such termination occurs prior to or on the first anniversary of the Effective Date, then Executive shall repay all of such amount to the Company and (ii) if such termination occurs after the first anniversary but prior to or on the second anniversary of the Effective Date, Executive shall repay 50% of such amount to the Company.

5.                                      Employment Period.

(a)                                 Except as hereinafter provided, the Employment Period shall continue until, and shall end upon, the first anniversary of the Effective Date.

(b)                                 On the first anniversary of the Effective Date and on each anniversary thereafter, unless the Employment Period shall have ended pursuant to subparagraph 5(c) below or the Company shall have given Executive thirty (30) days’ written notice that the Employment Period will not be extended, the Employment Period shall be extended for an additional year.

(c)                                  Notwithstanding (a) or (b) above, the Employment Period shall end early upon the first to occur of any of the following events:

(i)                                     Executive’s death;

(ii)                                  the Company’s termination of Executive’s employment due to Permanent Disability;

(iii)                               a Termination For Cause;

(iv)                              a Termination Without Cause;

(v)                                 a Termination For Good Reason; or

(vi)                              a Voluntary Termination.

6.                                      Post-Employment Payments.

(a)                                 At the end of Executive’s employment for any reason, Executive shall cease to have any rights to salary, equity awards, expense reimbursements or other benefits, except that Executive shall be entitled to (i) any Base Salary which has accrued but is unpaid, any annual bonus set forth in paragraph 4(b) above that has been earned for a prior calendar year but is unpaid, any reimbursable expenses which have been incurred but are unpaid, and any paid time off days which have accrued pursuant to the Company’s paid time off policy, as in effect from time to time, but are unused, as of the end of the Employment Period, (ii) any option rights or plan benefits which by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any option theretofore granted to Executive or any other benefit plan in which Executive has participated as an employee of the Company and excluding, except as hereinafter provided in subparagraph 6(b), any severance pay program or policy of the Company) and (iii) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”).  In addition, Executive shall be entitled to the additional amounts described in subparagraph 6(b), in the circumstances described in such subparagraph.

(b)                                 If the Employment Period ends pursuant to paragraph 5 on account of a Termination Without Cause or a Termination For Good Reason, the Company shall continue to pay Executive his Base Salary at the time of such termination for a period of twelve (12) months following such termination in accordance with the Company’s normal payroll practices; provided, however, that Base Salary amounts due during the 60-day period following such termination shall not be paid during such 60-day period but instead shall be paid on the first payroll date after such 60-day period.  It is expressly understood that the Company’s payment obligations under this subparagraph 6(b) shall cease in the event Executive breaches any of the agreements in paragraph 7 hereof.  Each payment under this subparagraph 6(b) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(c)                                  Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment.

(d)                                 Release.  Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under subparagraph 6(b) hereof unless (i) prior to the 60th day following the Termination Without Cause or Termination For Good Reason, Executive executes a release of all current or future claims, known or unknown, arising on or before the date of the release against the Company and its subsidiaries and the directors, officers, employees and affiliates of any of them, in a form substantially similar to that attached as Exhibit A, with such changes as the Company deems in good faith are required or advisable as a result of changes in applicable law after the date hereof, and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such release.

7.                                      Competitive Activity; Confidentiality; Nonsolicitation.

(a)                                 Acknowledgements and Agreements.  Executive hereby acknowledges and agrees that in the performance of Executive’s duties to the Company during the Employment Period, Executive will be brought into frequent contact with existing and potential customers of the Company throughout the world.  Executive also agrees that trade secrets and confidential information of the Company, more fully described in subparagraph 7(e)(i), gained by Executive during Executive’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company.  Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s Business that Executive not compete with the Company during his employment with the Company, and not compete with the Company for a reasonable period thereafter, as further provided in the following subparagraphs.

(b)                                 Covenants.

(i)                                     Covenants During Employment.  While employed by the Company, Executive will not compete with the Company anywhere in the world.  In accordance with this restriction, but without limiting its terms, while employed by the Company, Executive will not:

(A)                               enter into or engage in any business which competes with the Company’s Business;

(B)                               solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s Business;

(C)                               divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(D)                               promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.

(ii)                                  Covenants Following Termination.  For two (2) years following the termination of Executive’s employment, Executive shall not:

(A)                               enter into or engage in any business which competes with the Company’s Business within the Restricted Territory (as defined in paragraph 8);

(B)                               solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business,

wherever located, that competes with, the Company’s Business within the Restricted Territory;

(C)                               divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

(D)                               promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business within the Restricted Territory.

The time period set forth in subparagraph 7(b)(ii) may be extended to such longer period as determined by the Company in its sole discretion, provided that if the Company extends the applicable period, the Company shall make payment to Executive of the Base Salary during any such extended period.

(iii)                               Indirect Competition.  For the purposes of subparagraphs 7(b)(i) and (ii) inclusive, but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Executive or Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than one percent (1%) of the outstanding stock.

(iv)                              If it is judicially determined that Executive has violated this subparagraph 7(b) and the Company obtains an injunction or other equitable relief, then the period applicable to each obligation that Executive has been determined to have violated will be automatically extended by a period of time equal in length to the period during which such violation occurred.

(c)                                  The Company.  For purposes of this paragraph 7, the Company shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which Executive worked or had responsibility at the time of termination of his employment and at any time during the two (2) year period prior to such termination.

(d)                                 Non-Solicitation; Non-Association.  Executive will not directly or indirectly at any time during the period of Executive’s employment, or for five (5) years thereafter, attempt to disrupt, damage, impair or interfere with the Company’s Business by raiding any of the Company’s employees, soliciting any of them to resign from their employment by the Company or associating with any of them for the express purpose of encouraging them to resign from their employment by the Company, or by disrupting the relationship between the Company and any of its consultants, agents or representatives.

Executive acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

(e)                                  Further Covenants.

(i)                                     Executive will keep in strict confidence, and will not, directly or indirectly, at any time, during or after Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Executive may have acquired such information.  Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information.  Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during Executive’s employment with the Company (except in the course of performing Executive’s duties and obligations to the Company) or after the termination of Executive’s employment shall constitute a misappropriation of the Company’s trade secrets.

(ii)                                  Executive agrees that upon termination of Executive’s employment with the Company, for any reason, Executive shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subparagraph 7(e)(i) of this Agreement.

(f)                                   Discoveries and Inventions; Work Made for Hire.

(i)                                     Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that:  (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Executive for the Company, Executive will assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design.  Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Executive conceives and/or develops entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either:  (x) relates to the business of the Company, or (y) relates to the Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by Executive for the Company.  Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by Executive, either solely or jointly with others, within one (1) year following termination of Executive’s employment under this Agreement or any successor agreements shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(ii)                                  In order to determine the rights of Executive and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Executive agrees that during Executive’s employment, and, to the extent related to the Company’s Business, for one (1) year after termination of Executive’s employment under this Agreement or any successor agreement, Executive will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Executive solely or jointly with others.  The Company agrees to keep any such disclosures confidential.  Executive also agrees during Executive’s employment, and, to the extent related to the Company’s Business, for one (1) year after termination of Executive’s employment under this Agreement or any successor agreement, to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company.  Executive agrees that at the request of and without charge to the Company, but at the Company’s expense, Executive will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Executive will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon.  In the event the Company is unable, after reasonable effort, and in any event after ten business days, to secure Executive’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive irrevocably designates and appoints the Corporate Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(iii)                               Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company.  The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) YETI Coolers, LLC, All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(g)                                  Confidentiality Agreements.  Executive agrees that Executive shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to Executive’s former employers.  Except as indicated, Executive warrants that Executive is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit Executive’s right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company.  Executive agrees to provide the Company with a copy of any and all agreements with a third party that preclude or limit Executive’s right to make disclosures or to engage in any other activities contemplated by Executive’s employment with the Company.

(h)                                 Relief.  Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive’s obligations under this Agreement would be inadequate.  Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in subparagraphs 7(b), 7(d), 7(e), 7(f) and 7(g) inclusive, of this Agreement, without the necessity of proof of actual damage.

(i)                                     Reasonableness.  Executive acknowledges that Executive’s obligations under this paragraph 7 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if Executive were to violate such obligations.  Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration.

8.                                      Definitions.

(a)                                 “Company’s Business” means the design, manufacture, distribution and sale of the products sold by the Company through retail and eCommerce channels during the Executive’s employment with the Company and the products anticipated by the Company’s established product roadmap during Executive’s employment with the Company, including, without limitation, hard coolers (including water coolers), soft coolers, beverageware (including insulated drinkware such as cups, coozies, hydration bottles and jugs), bags (including duffel bags and backpacks), gear and accessories.

(b)                                 “Permanent Disability” means that Executive, because of accident, disability, or physical or mental illness, is incapable of performing Executive’s duties to the Company or any subsidiary, as determined by the Board.  Notwithstanding the foregoing, Executive will be deemed to have become incapable of performing Executive’s duties to the Company or any subsidiary, if Executive is incapable of so doing for (i) a continuous period of 120 days and remains so incapable at the end of such 120 day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days.

(c)                                  “Restricted Territory” means: (i) the United States, Canada and Europe; and/or (ii) all of the specific customer accounts, whether within or outside of the geographic area described in (i) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two (2) year period prior to such termination.

(d)                                 “Termination For Cause” means the termination by the Company of Executive’s employment as a result of:  (i) the commission by Executive of a felony or a fraud, (ii) conduct by Executive that brings the Company or any subsidiary or affiliate of the Company into substantial public disgrace or disrepute, (iii) gross negligence or gross misconduct by Executive with respect to the Company or any subsidiary or affiliate of the Company, (iv) repudiation by Executive of this Agreement or Executive’s abandonment of Executive’s employment with the Company or any subsidiary, (v) Executive’s insubordination or failure to follow the directions of the CEO, the Board or the Board of Directors of any subsidiary or affiliate, which is not cured within three (3) days after written notice thereof to Executive, (vi) Executive’s violation of (A) Executive’s confidentiality obligations with respect to the Company’s and any subsidiary’s or affiliate’s confidential information, knowledge or data or (B) Executive’s agreement to not engage in competition with the Company or any subsidiary or affiliate, (vii) Executive’s breach of a material employment policy of the Company which is not cured within three (3) days after written notice thereof to Executive, or (viii) any other breach by Executive of this Agreement or any other agreement with the Company or any subsidiary or affiliate which is material and which is not cured within thirty (30) days after written notice thereof to Executive.

(e)                                  “Termination For Good Reason” means a termination by Executive of Executive’s employment with the Company as a result of: (i) a material decrease in the Base Salary, other than in connection with a general cost-reduction program imposed by the Board on all senior officers because of deteriorating performance of the Company or any subsidiary, (ii) any material breach of this Agreement by the Company, or (iii) the involuntary relocation of Executive’s principal place of employment to a location more than fifty (50) miles beyond Executive’s principal place of employment in Austin, Texas as of the Effective Date.  Notwithstanding the foregoing, no termination of employment by Executive shall constitute a “Termination For Good Reason” unless (A) Executive gives the Company notice of the existence of an event described in clause (i), (ii) or (iii) above, within fifteen (15) days following the occurrence thereof, (B) the Company does not remedy such event described in clause (i), (ii) or (iii) above, as applicable, within thirty (30) days of receiving the notice described in the preceding clause (A), and (C) Executive terminates employment within five (5) days of the end of the cure period specified in clause (B), above.

(f)                                   “Termination Without Cause” means the termination by the Company or any subsidiary of Executive’s employment with the Company or any subsidiary for any reason other than a termination for Permanent Disability or a Termination For Cause and shall include the Company’s giving notice pursuant to subparagraph 5(b) that the Employment Period will not be extended, if Executive’s employment terminates within ten (10) days following the conclusion of the Employment Period.

(g)                                  “Voluntary Termination” means Executive’s termination of Executive’s employment with the Company or any subsidiary for any reason, other than a Termination For Good Reason (it being understood that Executive may voluntarily resign his employment at any period after the Effective Date).

9.                                      Survival.  Subject to any limits on applicability contained therein, paragraph 7 hereof shall survive and continue in full force in accordance with its terms notwithstanding any termination of the Employment Period.

10.                               Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.  Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

11.                               Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

At the address contained in the Company’s payroll records

Notices to the Company:

YETI Coolers, LLC

7601 Southwest Parkway

Austin, TX 78735

Attention: General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement will be deemed to have been given when so delivered.

12.                               Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

13.                               Complete Agreement.  This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral which may have related to the subject matter hereof in any way, including, without limitation, but nonetheless subject to the proviso clause in this section, the offer letter by and between Executive and the Company, dated June   , 2018 (the “Offer Letter”), and any other similar offer letters or term sheets; provided, however, that the portion of the Offer Letter entitled “Equity Compensation Program” shall survive the execution of this Agreement and shall not be superseded hereby.

14.                               Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

15.                               Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

16.                               Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Texas.  Executive agrees that the state and federal courts located in the State of Texas shall have jurisdiction in any action, suit or proceeding against Executive based on or arising out of this Agreement and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

17.                               Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

18.                               Section 409A Compliance.  The parties intend for this Agreement to either comply with, or be exempt from, Section 409A, and all provisions of this Agreement will be interpreted and applied accordingly. In no event, however, shall this paragraph or any other provisions of this Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement and the Company shall have no responsibility for tax consequences to Executive (or his beneficiary) resulting from the terms or operation of this Agreement.  Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treas. Reg. §1.409A-3(i)(1)(iv).

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

YETI Coolers, LLC

By:	/s/ Matthew J. Reintjes
Name: Matthew J. Reintjes
Title: Chief Executive Officer

/s/ Paul Carbone
Paul Carbone

EXHIBIT A

RELEASE AGREEMENT

RELEASE AGREEMENT, dated as of                  , 2    (this “Agreement”), by and between YETI Coolers, LLC, a Delaware limited liability company (the “Company”), and Paul Carbone (“Executive”) (collectively, the “Parties”).

WHEREAS, Executive’s employment agreement with the Company, dated June    , 2018 (as amended from time to time, the “Employment Agreement”), provides for certain post-termination payments and benefits to Executive pursuant to Paragraph 6(b) thereof, subject to Executive executing and not revoking a release of claims against the Company; and

WHEREAS, Executive desires, and the Company agrees, that the Company shall provide a release of claims with respect to Executive’s employment and termination of employment.

NOW, THEREFORE, in consideration of the mutual promises and obligations set forth in the Employment Agreement and this Agreement, and in consideration for the payments and benefits to be provided to Executive pursuant to Paragraph 6(b) of the Employment Agreement, and for other good and valuable consideration, the sufficiency of which is hereby recognized by the Parties, the Parties agree as follows:

1.                                      Termination of Employment.  Executive acknowledges and agrees that his employment with the Company and its subsidiaries and affiliates will terminate effective                  , 2    (the “Termination Date”).  As of the Termination Date, Executive will resign all positions he held as an officer, director or employee of the Company and its subsidiaries and affiliates, and will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company to effectuate or memorialize the resignation of such positions.

2.                                      Consideration.  Executive and the Company each acknowledge that in consideration of Executive’s employment and in consideration for the payments set forth in the Employment Agreement that are subject to the release provision of Paragraph 6(d) of the Employment Agreement (the “Payments”), the following shall apply.

3.                                      General Release of Claims.  In exchange for the mutual promises set forth in this Agreement (including the Payments), Executive, on behalf of himself, his agents, attorneys, heirs, administrators, executors, assigns, and other representatives, and anyone acting or claiming on his or their joint or several behalf, hereby releases, waives, and forever discharges the Company, including its past or present employees, officers, directors, trustees, board members, stockholders, agents, affiliates, parent entities, subsidiaries, successors, assigns, and other representatives, and anyone acting on their joint or several behalf (the “Releasees”), from any and all known and unknown claims, causes of action, demands, damages, costs, expenses, liabilities, or other losses that in any way arise from, grow out of, or are related to Executive’s employment with the Company or any of its affiliates and subsidiaries or the termination thereof.  By way of example only and without limiting the immediately preceding sentence, Executive agrees that he is releasing, waiving, and discharging any and all claims against the Company and the Releasees under (a) any federal, state, or local employment law or statute, including, but not limited to Title VII of the Civil Rights Act(s) of 1964 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), Older Worker Benefit Protection Act (OWBPA), the Genetic Information Non-Discrimination Act (GINA), the Sarbanes-Oxley Act, the Texas Labor Code or other applicable state civil rights law(s) or any other federal law, statute, ordinance, rule, regulation or executive order relating to employment and/or discrimination in employment, and/or any claims to attorneys’ fees or costs thereunder, (b) any claims for wrongful discharge, retaliatory discharge, negligent or intentional infliction of emotional distress, interference with contractual relations, personal, emotional or physical injury, fraud, defamation, libel, slander, misrepresentation, violation of public policy, invasion of privacy, or any other statutory or common law theory of recovery under any federal, state or municipal common law, or (c) any other federal, state or municipal law, statute, ordinance or common law doctrine affecting employment rights.  Nothing herein shall be construed to prohibit Executive from filing a charge with the Equal Employment Opportunity Commission or the SEC Whistleblower unit or participating in investigations by those entities.  However, Executive acknowledges that by signing this release, Executive waives his right to seek individual remedies in any such action or accept individual remedies or monetary damages in any such action or lawsuit arising from such charges or investigations, including but not limited to, back pay, front pay, or reinstatement.  Executive further agrees that if any person, organization, or other entity should bring a claim against the Releasees involving any matter covered by this Agreement, Executive will not accept any personal relief in any such action, including damages, attorneys’ fees, costs, and all other legal or equitable relief.  Notwithstanding the foregoing, Executive will not give up his right to any vested benefits to which he is entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or his rights, if any, under Part 6 of Subtitle B of Title I of the Executive Retirement Income Security Act of 1974, as amended.

4.                                      No Claims Filed.  Executive affirms that, as of the date of execution of this Agreement, he has filed no lawsuit, charge, claim or complaint with any governmental agency or in any court against the Company or the Releasees.

5.                                      Employment Agreement Provisions.  The provisions of Paragraphs 7 (Competitive Activity; Confidentiality; Nonsolicitation), 10 (Taxes), 11 (Notices) and 16 (Choice of Law) of the Employment Agreement are hereby expressly incorporated by reference.

6.                                      Nondisclosure of Terms.  Executive agrees that the existence, terms and conditions of this Agreement, and any and all underlying communications and negotiations in connection with or leading to this Agreement, are and shall remain confidential.  Except as specifically set forth in this paragraph 6, Executive shall not disclose the existence or terms of this Agreement in whole or in part to any individual or entity without prior written consent of the Company.  Executive agrees that he will not disclose the existence or terms of this Agreement to any person except (i) to members of Executive’s immediate family and his professional advisors, who shall be advised of this confidentiality provision, (ii) to the extent required by a final and binding court order or other compulsory process, and (iii) to any federal, state, or local taxing authority.  Upon Executive’s receipt of any order, subpoena or other compulsory process demanding production or disclosure of this Agreement, Executive agrees that he will promptly notify the Company in writing of the requested disclosure, including the proposed date of the disclosure, the reason for the requested disclosure, and the identity of the individual or entity requesting the disclosure, at least ten (10) business days prior to the date that such disclosure is to be made or immediately upon receipt of the requested disclosure.  Executive agrees not to oppose any action that the Company might take with respect to any such requested disclosure.  Executive further agrees to instruct his counsel not to disclose to any person or entity, including potential or existing clients, the existence or terms of this Agreement.

7.                                      Future Cooperation.  Executive agrees that, as reasonably requested for (a) the 12 months following the termination of his employment, he will (i) fully cooperate with the Company in effecting an orderly transition of his duties and (ii) without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business and (b) the three-year period following the termination of his employment, fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future.  Such cooperation reflected in part (b) above shall include making himself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company.  The Company agrees to pay/reimburse Executive for any reasonable expenses incurred as a result of his cooperation with the Company pursuant to this paragraph 7.

8.                                      Assistance to Others.  Executive agrees following the termination of his employment, not to assist or cooperate, in any way, directly or indirectly, with any person, entity or group (other than the Equal Employment Opportunity Commission (EEOC) or other governmental agency) involved in any proceeding, inquiry or investigation of any kind or nature against or involving the Company or any of its Releasees, except as required by law, subpoena or other compulsory process.  Moreover, Executive agrees that to the extent he is compelled to cooperate with such third parties during the three-year period following the termination of his employment, he shall disclose to the Company in advance that he intends to cooperate and shall disclose the manner in which he intends to cooperate.  Further, Executive agrees that within three (3) days after such cooperation, he will offer to meet with representatives of the Company and disclose the information that he provided to the third party, to the extent permitted by law.  Further, if Executive is legally required to appear or participate in any proceeding that involves or is brought against the Company or the Releasees, within three years following the termination of his employment, Executive agrees, unless prohibited by law, to disclose to the Company in advance what he plans to say or produce and otherwise cooperate fully with the Company or the Releasees.

9.                                      ADEA/OWBPA Waiver & Acknowledgment.  Insofar as this Agreement pertains to the release of Executive’s claims, if any, under the ADEA or other civil rights laws, Executive, pursuant to and in compliance with the rights afforded him under the Older Worker Benefit Protection Act: (a) is hereby advised to consult with an attorney before executing this Agreement; (b) is hereby afforded twenty-one (21) days to consider this Agreement (the “Consideration Period”); (c) may revoke this Agreement any time within the seven (7) day period following his execution of this Agreement (the “Revocation Period”) by providing written notice to the Company on or before 5:00 PM Eastern Daylight Time on the seventh day after Executive signs this Agreement; (d) is hereby advised that this Agreement shall not become effective or enforceable until the seven (7) day Revocation Period has expired; and (e) is hereby advised that he is not waiving claims that may arise after the date on which he executes this Agreement.  If this Agreement is revoked within the Revocation Period, the Company shall have no obligations under this Agreement, including the Payments.  If this Agreement is not revoked by Executive within the Revocation Period, this Agreement will be effective and enforceable on the date immediately following the last day of the seven (7) day Revocation Period (the “Effective Date”).  The offer to enter into this Agreement shall remain open for the twenty-one (21) day Consideration Period, after which time it shall be withdrawn

10.                               Reemployment.  Executive hereby agrees that he shall not seek reinstatement or apply for future employment with the Company or any of its affiliates and subsidiaries; and should Executive apply for reinstatement or re-employment in violation of this paragraph, neither the Company nor any of its affiliates and subsidiaries shall incur any liability by virtue of its or their refusal to hire him or consider him for employment.

11.                               Future Association.  Executive further agrees, as a material condition of this Agreement, that he will not to enter onto any Company property, offices, facilities, land, parking lots, buildings, structures, fixtures, installations, automobiles, trucks and any other vehicles, equipment or property, whether owned, leased, used or controlled by the Company or any of its affiliates and subsidiaries after his Resignation Date.

12.                               Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

13.                               Voluntary Execution.  Executive acknowledges that he is executing this Agreement voluntarily and of his own free will and that he fully understands and intends to be bound by the terms of this Agreement.  Further, Executive acknowledges that he received a copy of this Agreement on                  , 20  , and has had an opportunity to carefully review this Agreement with his attorney prior to executing it or warrants that he chooses not to have an attorney review this Agreement prior to signing.  Executive will be responsible for any attorneys’ fees incurred in connection with review of this Agreement by his attorneys.

14.                               No Assignment of Claims.  Executive hereby represents and warrants that he has not previously assigned or purported to assign or transfer to any person or entity any of the claims or causes of action herein released.

15.                               Complete Agreement.  This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.  Any amendments, additions or other modifications to this Agreement must be done in writing and signed by both parties.

16.                               Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

17.                               Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party.  Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Executive and a duly authorized representative of the Company hereby certify that they have read this Agreement in its entirety and voluntarily executed it in the presence of competent witnesses, as of the date set forth under their respective signatures.

EXECUTIVE	YETI COOLERS, LLC

By:
Name:
Hollie Castro	Title:

Date	Date

Witness	Witness

Date	Date